EXHIBIT 99.1
                                  ------------

                                ROSEMONT GARDENS
                            FUNERAL CHAPEL-CEMETERY,
                                      INC.

                              Financial Statements
                                       and
                                Auditor's Report

                           December 31, 1998 and 1997










                               S. W. HATFIELD, CPA
                          certified public accountants

                      Use our past to assist your future sm

                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

                                    CONTENTS



                                                                           Page
                                                                           ----

Report of Independent Certified Public Accountants                           F-3

Consolidated Financial Statements

   Balance Sheets as of December 31, 1998 and 1997                           F-4

   Statements of Operations and Comprehensive Income
     for the years ended December 31, 1998 and 1997                          F-6

   Statement of Changes in Shareholder's Equity
     for the years ended December 31, 1998 and 1997                          F-7

   Statements of Cash Flows
     for the years ended December 31, 1998 and 1997                          F-8

   Notes to Financial Statements                                             F-9

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors and Shareholder
Rosemont Gardens Funeral Chapel-Cemetery, Inc.

We have audited the accompanying balance sheets of Rosemont Gardens Funeral Chapel-Cemetery, Inc. (a Mississippi corporation) as of December 31, 1998 and 1997 and the related statements of operations and comprehensive income, changes in shareholder's equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rosemont Gardens Funeral Chapel-Cemetery, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.




                                          S. W. HATFIELD, CPA
                                          (formerly S. W. HATFIELD + ASSOCIATES)
Dallas, Texas
June 2, 1999




                      Use our past to assist your future sm

P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com



                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.
                                 BALANCE SHEETS
                           December 31, 1998 and 1997


                                     ASSETS
                                     ------
                                                                   1998           1997
                                                               -----------    -----------

Current assets
   Cash on hand and in bank                                    $     1,327    $   293,145
   Restricted cash                                                  52,795         24,891
   Accounts receivable-at need, net of allowance
     for doubtful accounts of $12,500 and $-0-, respectively        11,616           --
   Other current assets                                             12,721          2,133
                                                               -----------    -----------

     Total current assets                                           78,459        320,169
                                                               -----------    -----------


Property and equipment - at cost
   Construction in process                                            --        2,079,581
   Buildings                                                     2,354,061           --
   Roads, common cemetery areas and landscaping                    326,930        197,799
   Vehicles, equipment and office furnishings                      192,252        132,360
                                                               -----------    -----------
                                                                 2,873,243      2,409,740
   Accumulated depreciation                                       (205,451)       (60,093)
                                                               -----------    -----------
                                                                 2,667,792      2,349,647
   Land                                                            107,580        107,580
                                                               -----------    -----------

     Net property and equipment                                  2,775,372      2,457,227
                                                               -----------    -----------


Other assets
   Cemetery property - at cost                                   1,086,037      1,083,163
   Prearranged funeral contracts                                 1,263,109        710,455
   Long-term receivables for cemetery property sales               365,295        294,222
   Other                                                            18,844          2,072
                                                               -----------    -----------

     Total other assets                                          2,733,285      2,089,912
                                                               -----------    -----------

     TOTAL ASSETS                                              $ 5,587,116    $ 4,867,308
                                                               ===========    ===========


The accompanying notes are an integral part of these financial statements.



                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.
                                 BALANCE SHEETS
                           December 31, 1998 and 1997


                      LIABILITIES AND SHAREHOLDER'S EQUITY
                      ------------------------------------

                                                            1998          1997
                                                        -----------    -----------

Current liabilities
   Notes payable                                        $   365,000    $ 2,220,000
   Current maturities of long-term debt                      46,203           --
   Accounts payable and other accrued liabilities           110,070         54,513
                                                        -----------    -----------

     Total current liabilities                              521,273      2,274,513
                                                        -----------    -----------


Long-term liabilities
   Long-term debt, net of current maturities              2,152,358           --
   Deferred prearranged funeral contract revenues         1,599,220        891,559
   Deferred cemetery property sale revenues                 363,370        250,246
   Shareholder loan                                            --        2,459,893
                                                        -----------    -----------

     Total liabilities                                    4,636,221      5,876,211
                                                        -----------    -----------


Commitments and contingencies


Shareholder's Equity
   Common stock - $1.00 par value. 10,000 shares
     authorized; 1,000 shares issued and outstanding          1,000          1,000
   Additional paid-in capital                             2,770,632         79,836
   Accumulated deficit                                   (1,820,737)    (1,089,739)
                                                        -----------    -----------

     Total shareholder's equity                             950,895     (1,008,903)
                                                        -----------    -----------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY              $ 5,587,116    $ 4,867,308
                                                        ===========    ===========

The accompanying notes are an integral part of these financial statements.



                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                     Years ended December 31, 1998 and 1997


                                                         1998         1997
                                                       ---------    ---------

Revenues
   Funeral revenues                                    $ 149,057    $   3,401
   Cemetery sales                                         81,185       66,772
   Finance charge and related revenues                    20,415       18,732
                                                       ---------    ---------
     Total revenues                                      250,657       88,905
                                                       ---------    ---------

Cost of sales and direct expenses
   Cost of cemetery spaces and crypts                     15,325       16,265
   Cost of cemetery merchandise and funeral services      74,046        2,058
   Sales commissions                                      78,343       44,580
                                                       ---------    ---------
     Total cost of sales and direct expenses             167,714       62,903
                                                       ---------    ---------

Gross profit                                              82,943       26,002
                                                       ---------    ---------

Operating expenses
   General and administrative expenses                   480,777      423,314
   Interest expense                                      235,993       43,580
   Depreciation and amortization                         129,693       24,449
                                                       ---------    ---------
     Total operating expenses                            846,463      491,343
                                                       ---------    ---------

Loss from operations                                    (763,520)    (465,341)

Other income (expense)
   Interest and other income                              32,522          407
                                                       ---------    ---------

Loss before income taxes                                (730,998)    (464,934)

Income taxes                                                --           --
                                                       ---------    ---------

Net Loss                                                (730,998)    (464,934)

Other comprehensive income                                  --           --
                                                       ---------    ---------

Comprehensive Loss                                     $(730,998)   $(464,934)
                                                       =========    =========

Net loss per weighted-average share
   of common stock outstanding - Basic                 $ (731.00)   $ (464.93)
                                                       =========    =========

Weighted-average number of shares
   of common stock outstanding - Basic                     1,000        1,000
                                                           =====        =====


The accompanying notes are an integral part of these financial statements.



                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.
                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                     Years ended December 31, 1998 and 1997


                                                                Additional
                                         Common stock            paid-in      Accumulated
                                     # shares       Amount       capital       deficit         Total
                                   -----------   -----------   -----------   -----------    -----------


Balances at January 1, 1997              1,000   $     1,000   $    79,836   $  (624,805)   $  (543,969)

Net loss for the year                     --            --            --        (464,934)      (464,934)
                                   -----------   -----------   -----------   -----------    -----------

Balances at December 31, 1997            1,000         1,000        79,836    (1,089,739)    (1,008,903)

Shareholder loans contributed to
   additional paid-in capital             --            --       2,690,796          --        2,690,796

Net loss for the year                     --            --            --        (730,998)      (730,998)
                                   -----------   -----------   -----------   -----------    -----------

Balances at December 31, 1998            1,000   $     1,000   $ 2,770,632   $(1,820,737)   $   950,895
                                   ===========   ===========   ===========   ===========    ===========




The accompanying notes are an integral part of these financial statements.



                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.
                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1998 and 1997


                                                                            1998           1997
                                                                        -----------    -----------

Cash flows from operating activities
     Net loss for the year                                              $  (730,998)   $  (464,934)
     Adjustments to reconcile net loss to net
       cash provided by operating activities
       Depreciation and amortization                                        129,693         24,449
       Capitalized construction period interest                             (13,742)      (129,724)
       Allowance for doubtful accounts                                       12,500           --
       Gain on sale of Trust fund marketable securities                     (28,927)          --
       (Increase) Decrease in:
         Accounts receivable                                                (24,116)          --
         Other assets                                                       (10,588)          (103)
       Increase (Decrease) in:
         Accounts payable and other accrued liabilities                      57,745         19,895
                                                                        -----------    -----------
Net cash used in operating activities                                      (608,433)      (550,617)
                                                                        -----------    -----------

Cash flows from investing activities
   Transfers (to)/from trust funds and restricted cash                        1,023         (7,968)
   Capital expenditures for property, equipment and cemetery property      (435,730)    (1,325,914)
   Changes in prearranged funeral contract receivables,
     net of changes in deferred funeral contract revenues                   155,007         76,060
   Changes in long-term receivables for cemetery property
     sales, net of changes in deferred cemetery property
     sale revenues                                                           42,051         (2,925)
                                                                        -----------    -----------
Net cash used in investing activities                                      (237,649)    (1,260,747)
                                                                        -----------    -----------

Cash flows from financing activities
   Net activity on bank line of credit                                      365,000           --
   Principal (paid) received on long-term note payable                      (21,439)     1,350,952
   Cash paid for loan fees                                                  (20,200)          --
   Contributed capital by shareholder                                       230,903           --
   Net increase in shareholder loan                                            --          735,820
                                                                        -----------    -----------
Net cash provided by financing activities                                   554,264      2,086,772
                                                                        -----------    -----------

Increase in cash                                                           (291,818)       275,608

Cash at beginning of year                                                   293,145         17,537
                                                                        -----------    -----------

Cash at end of year                                                     $     1,327    $   293,145
                                                                        ===========    ===========

Supplemental disclosure of interest
   and income taxes paid
     Interest paid for the year                                         $   243,530    $   161,193
                                                                        ===========    ===========
     Income taxes paid for the year                                     $      --      $      --
                                                                        ===========    ===========




The accompanying notes are an integral part of these financial statements.
                                                                             F-8

                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

                          NOTES TO FINANCIAL STATEMENTS



NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

Rosemont Gardens Funeral Chapel-Cemetery, Inc. (Company) was originally incorporated on March 4, 1994 under the laws of the State of Mississippi. The Company's operations consist of a funeral home and cemetery operation in Jackson, Mississippi. Company personnel at the funeral service location provide all professional services related to funerals, including the use of funeral facilities and motor vehicles. Funeral related merchandise is sold at the funeral service location. The Company sells prearranged funeral services whereby a customer contractually agrees to the terms, conditions and price of a funeral to be performed at an unknown future date at the time the contract is executed. The Company's cemetery provides cemetery interment rights (including mausoleum crypts and lawn spaces) and certain merchandise including stone and bronze memorials and burial vaults. These items may be sold on either a pre-need or an at-need basis. Company personnel at the cemetery site perform interment services and provide management and maintenance of the cemetery grounds.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.   Cash and cash equivalents
     -------------------------

     The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2.   Accounts receivable
     -------------------

     In the normal course of business, the Company extends unsecured credit to its at-need customers which are regionally concentrated in and around Jackson, Mississippi. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

3.   Inventory
     ---------

     Inventory consists of funeral merchandise and cemetery property and merchandise and are stated at the lower of cost or market, using the first-in, first-out method.

                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

4.   Property, plant and equipment
     -----------------------------

     Property and equipment are recorded at historical cost. These costs are depreciated over the estimated useful lives of the individual assets, generally four (4) to twenty-five (25) years, using the straight-line method. Construction in process consists of funeral service facilities under construction and not placed in service as of December 31, 1997. All facilities were completed and placed in service during the first calendar quarter of 1998.

     Maintenance and repairs are charged to expense whereas renewals and major replacements are capitalized. Gains and losses from disposition of property and equipment are recognized as incurred and are included in operations.

     For the years ended  December  31, 1998 and 1997,  depreciation  expense of
     approximately   $128,453   and  $23,209,   respectively,   was  charged  to
     operations.

5.   Funeral operations
     ------------------

     Funeral revenue is recognized when the funeral service is performed. The Company's trade receivables, when recorded, will consist principally of funeral services already performed. An allowance for doubtful accounts will be provided based on historical experience. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

     The Company sells prearranged funeral services and funeral merchandise that provide for the delivery of price guaranteed services and merchandise at prices prevailing when the agreement is signed. Revenues and related costs associated with sales of prearranged funeral contracts are deferred and later recognized when the funeral service is actually performed. Prearranged funeral services and merchandise are generally financed either through trust funds or escrow accounts, depending on State Regulatory requirements, established by the Company or through insurance. Principal amounts deposited in trust funds or escrow accounts are available to the Company as funeral services are performed and merchandise is delivered. These amounts may be refundable to the customer in those situations where state law provides for the return of those amounts under the purchaser's option to cancel the contract. Certain jurisdictions provide for non-refundable trust funds or escrow accounts where the Company receives such amounts upon cancellation by the customer.

     The Company recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized, by all prearranged funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged funeral service or funeral merchandise contract is canceled. Principal and earnings are withdrawn only as funeral services and merchandise are delivered or contracts are canceled, except in jurisdictions that permit earnings to be withdrawn currently and in unregulated jurisdictions where escrow accounts are used.

                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

5.   Funeral operations - continued
     ------------------

     Commissions and other related direct marketing costs relating to prearranged funeral services and prearranged funeral merchandise sales are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the service is performed. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

     Funeral services sold at the time of need are recorded as funeral revenue in the period performed.

6.   Cemetery operations
     -------------------

     Cemetery  revenue  is  accounted  for in  accordance  with  the  principles prescribed for accounting for sales of real estate. Those principles require, among other things, the receipt of a certain portion (generally 25%) of an installment sale price prior to recognition of any revenue or cost on a contract. The Company recognizes income currently from unconstructed mausoleum crypts sold to the extent the Company has available inventory.

     Costs related to the sales of cemetery mausoleum or lawn crypts include property and other costs related to cemetery development activities which are charged to operations using the specific identification method. Allowances for customer cancellations are provided at the date of sale based upon historical experience. Costs related to merchandise are based on actual costs incurred or estimates of future costs necessary to purchase the merchandise, including provisions for inflation when required.

     Pursuant to applicable state law, all or a portion of the proceeds from each sale of cemetery merchandise may also be required to be paid into trust funds until such merchandise is purchased by the Company for the customer. The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise.

     Additionally, pursuant to perpetual care contracts and laws, a portion, generally 15.0%, of the total sales price of cemetery property is deposited into perpetual care trust funds or escrow accounts. In addition, in those jurisdictions where trust or escrow arrangements are neither statutorily nor contractually required, the Company typically on a voluntary basis a portion, generally 15.0%, of the sale price into escrow accounts. The income from these funds, which have been established in most jurisdictions in which the Company operates cemeteries, is used for maintenance of these cemeteries, but principal, including in some jurisdictions, net realized capital gains, must generally be held in perpetuity. Accordingly, the trust fund corpus is not reflected in the financial statements, except for voluntary escrow funds established by the Company. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.

     A portion of the sales of cemetery property and merchandise is made under installment contracts bearing interest at 9.75%. Finance charges are recognized as a component of cemetery revenue under the straight-line method over the terms of the related installment receivables.

                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6.   Cemetery operations - continued
     -------------------

     Commissions and other related direct marketing costs relating to cemetery spaces or mausoleum crypts are expensed as paid, subject to a nominal percentage which is withheld and paid at the time the related sales contract service is paid in full. Other indirect costs, including telemarketing and advertising costs, are expensed in the period when incurred.

7.   Organization costs
     ------------------

     Costs related to the formation and organization of the Company have been capitalized and are being amortized over a five year period, using the straight-line method.

8.   Income taxes
     ------------

     The Company, with the consent if its sole shareholder, has elected under the Internal Revenue Code to be taxed as an "Subchapter S corporation". In lieu of corporate income taxes, the shareholder of a "Subchapter S corporation" is taxed directly on the Company's taxable income. Accordingly, no provision, benefit or liability for income taxes has been included in the accompanying financial statements.

9.   Income (Loss) per share
     -----------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 1998 and 1997, the Company had no warrants and options outstanding which could be deemed to be dilutive.

10.  Accounting standards to be adopted
     ----------------------------------

     Upon  the  adoption  of a  formal  stock  compensation  plan,  the  Company
     anticipates   using  the  "fair  value  based  method"  of  accounting  for compensation based stock options pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Under the fair value based method, compensation cost will be measured at the grant date of the respective option based on the value of the award and will be recognized as a charge to operations over the service period, which will usually be the respective vesting period of the granted option(s).



                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



NOTE C - LONG-TERM RECEIVABLES

The Company's long-term receivables related to prearranged funeral contracts and cemetery sales are expected to mature as follows:
                                                                             Year ending
                                                                            December 31,      Principal due
                                                                            -------------     -------------

                                                                                1999            $  488,521
                                                                                2000               407,101
                                                                                2001               325,680
                                                                                2002               244,261
                                                                                2003                81,420
                                                                             Thereafter             81,421
                                                                                                ----------
                                                                                Total           $1,628,404

NOTE D - CEMETERY PROPERTY

Cemetery property consists of the following at December 31, 1998 and 1997, respectively:

                                                                                 1998             1997
                                                                             ----------         ----------
   Developed cemetery gardens, net of
     spaces sold with revenue recognition                                    $   95,155         $   98,992
   Development in progress                                                       26,698             26,698
   Mausoleum crypts, net of crypts sold                                         306,710            299,999
   Undeveloped                                                                  657,474            657,474
                                                                             ----------         ----------

     Total                                                                   $1,086,037         $1,083,163
                                                                             ==========         ==========


NOTE E - NOTES PAYABLE

Notes payable consist of the following:
                                                                                 1998             1997
                                                                             ----------         ----------
$1,820,000 note payable to a bank.  Interest at the Bank's
   prime interest rate plus .75% (9.75% at December 31, 1997).
   Principal  payable at  maturity.  Accrued interest payable monthly. Final maturity in February 2000.  Secured by
   land, accounts receivable from prearranged funeral
   contracts and cemetery property sales contracts and the
   personal guarantee of the Company's shareholder.
   Restructured into the $2,220,000 long-term note payable.                  $        -         $1,620,000


                                                                            F-13




                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



NOTE E - NOTES PAYABLE - Continued

                                                                                 1998             1997
                                                                             ----------         ----------
$600,000 term note payable to a corporation.  Interest
   at 8.0%.  Payable in monthly installments of approximately
   $12,166, including accrued interest.  Final maturity in June
   2001.  Secured by the Company's interest in prearranged
   funeral contracts and the personal guarantee of the
   Company's shareholder.  Paid in full in June 1998.                        $        -         $  600,000

$400,000 revolving line of credit payable to a bank.  Interest at 8.50%.  Interest payable monthly.  Principal and unpaid interest due at maturity in June 1999.  Secured by
   land, accounts receivable from prearranged funeral
   contracts and cemetery property sales contracts and
   the personal guarantee of the Company's shareholder.                         365,000                  -
                                                                             ----------         ----------

     Total notes payable                                                     $  365,000         $2,220,000
                                                                             ==========         ==========


NOTE F - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1998 and 1997:
                                                                                 1998             1997
                                                                             ----------         ----------
$2,220,000 note payable to a bank.  Interest at 8.00%.
   Payable in monthly installments of approximately
   $18,569, including interest.  Any unpaid principal
   and interest is due at maturity in June 2003.  Secured
   by land, accounts receivable from prearranged funeral
   contracts and cemetery property sales contracts and
   the personal guarantee of the Company's shareholder.                      $2,198,561                  -
                                                                             ----------         -----------

     Total long-term debt                                                     2,198,561                  -

     Less current maturities                                                    (46,203)                 -
                                                                             ----------         -----------

     Long-term portion                                                       $2,152,358         $        -
                                                                             ==========         ===========

Future maturities of long-term debt are as follows:                          Year ending
                                                                            December 31,        Principal due
                                                                            ------------        -------------
                                                                                1999            $   46,203
                                                                                2000                49,587
                                                                                2001                54,268
                                                                                2002                58,837
                                                                                2003             1,989,666
                                                                                                ----------
                                                                                Total           $2,152,358
                                                                                                ==========

                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

NOTE G - SHAREHOLDER LOAN

The Company's  shareholder  made unsecured  advances to the Company  aggregating
approximately   $1,841,599   through   December  31,  1997.  The  advances  were
non-interest bearing.

The Company's sole shareholder executed a note payable to a bank in the principal amount of $630,000. In turn, the sole shareholder then loaned the $630,000 to the Company at terms and conditions identical and equal to the bank's terms. The note bore interest at 7.75% and all principal and accrued interest payable was due at maturity in February 2000. The loan to the bank was secured by marketable securities owned by the Company's shareholder and the loan to the Company was unsecured.

Effective December 31, 1998, the Company's sole shareholder converted the advances and note payable, totaling $2,690,796, as additional paid-in capital.


NOTE H - CONSTRUCTION PERIOD INTEREST

Pursuant to Statement of Financial Accounting Standard No. 62, "Capitalization of Interest Costs", the Company capitalizes interest incurred during the construction period related to the development of the cemetery property and funeral facilities. An analysis of interest both capitalized and charged to operations during the years ended December 31, 1998 and 1997, respectively, follows:
                                                     1998            1997
                                                   ---------        --------
         Interest capitalized                      $  13,742        $129,723
         Interest charged to operations              235,993          43,580
                                                   ---------        --------

         Total interest incurred                   $ 249,735        $173,303
                                                   =========        ========


NOTE I - TRUST FUNDS AND RESTRICTED CASH

Pursuant to State law or Company policy, certain portions of contracts related to the sales of prearranged funeral services and funeral merchandise and cemetery spaces, mausoleum crypts and related merchandise are deposited into a common trust, as of December 31, 1998, and separate trusts for funeral contracts, cemetery contracts and perpetual care, as of December 31, 1997, to provide funds for the fulfillment of the underlying contracts and/or perpetual care of the cemetery property.

The Company recognizes as revenue on a current basis all dividends and interest earned, and net capital gains realized, by all prearranged funeral trust funds or escrow accounts, except in those states where earnings revert to the customer if a prearranged funeral service or funeral merchandise contract is canceled. The Company recognizes realized trust income on these merchandise trusts in current cemetery revenues as trust earnings accrue to defray inflation costs recognized related to the unpurchased cemetery merchandise. The Company recognizes and withdraws currently all dividend and interest income earned and, where permitted, capital gains realized by perpetual care funds.



                 ROSEMONT GARDENS FUNERAL CHAPEL-CEMETERY, INC.

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED



NOTE I - TRUST FUNDS AND RESTRICTED CASH - Continued

As of December 31, 1998 and 1997, the trust funds and resultant restricted cash consist of the following components:

                                                                                  1998             1997
                                                                                 ---------        --------


       Trust cash                                                                $  13,735        $ 40,002
       Marketable securities, at fair market value                                 139,156          48,625
         Unrealized gains on marketable securities                                 (19,877)        (12,668)
       Amounts due to trust funds from future contract collections                 (80,219)        (51,068)
                                                                                 ---------        --------

       Restricted cash                                                           $  52,795        $24,891
                                                                                 =========        ========

Marketable securities are considered available-for-sale. All unrealized gains or losses are excluded from earnings until such time that such gains or losses are realized upon the sale of the underlying security. For purposes of computing realized gains and losses, the specific identification method is used.

As of December 31, 1998 and 1997,  the marketable  securities  held in the trust funds consist entirely of equity securities and are summarized as follows:
                                                                                  1998              1997
                                                                                 ---------        --------

     Aggregate fair value                                                        $139,156         $48,625
     Gross unrealized holding gains                                              $ 24,249         $12,668
     Gross unrealized holding losses                                             $  4,372         $     -
     Amortized cost basis                                                        $119,279         $35,957
